UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

Cadus Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CADUS CORPORATION 767 Fifth Avenue New York, New York 10153

PLEASE VOTE YOUR PROXY TODAY

June 18, 2018

Dear Cadus Corporation Stockholder:

According to our latest records, we have not received your voting instructions for the Special Meeting of Common Stockholders of Cadus Corporation to be held on Thursday, June 28, 2018. Your vote is extremely important, no matter how many shares you hold.

For the reasons set forth in the definitive proxy statement, dated May 15, 2018, your Board of Directors recommends that you vote “FOR” the Merger Proposal. If the Merger Proposal is approved by stockholders, your shares of common stock will be converted into the right to receive $1.61 in cash per share, which represents a premium of approximately 69% to the closing stock price on September 19, 2017, the last trading day prior to the announcement by certain affiliates of Starfire Holding Corporation (“Starfire”) of its initial offer to acquire all shares of Cadus Corporation not owned by Starfire, and a premium of approximately 24% over the purchase price proposed in Starfire’s initial offer of $1.30 per share. Please vote via the internet or phone as soon as possible or alternatively, please sign, date, and return the enclosed proxy card.

ISS RECOMMENDS VOTING “FOR” THE MERGER PROPOSAL

Institutional Shareholder Services (ISS), the world’s largest independent proxy advisory firm, has recommended that its clients (institutional holders and retail holders) vote “FOR” the Merger Proposal, stating, “Support for this merger is warranted given the substantial premium, rationale, and the positive market reaction.”

If you need assistance voting your Cadus Corporation shares, please call D.F. King at (877) 478-5039 (toll-free) or collect at (212) 269-5550. On behalf of your Board of Directors, thank you for your cooperation and continued support.

You may use one of the following simple methods to promptly provide your voting instructions:

1.       Vote by Internet: Go to the website listed on your proxy card or voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

2.       Vote by Telephone: Go to the toll-free telephone number listed on your proxy card or voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

3.       Vote by Mail: Mark, sign, date and return your proxy card or voting instruction form and return it in the postage-paid return envelope provided.

Additional Information and Where to Find It

In connection with the Merger, the Company has filed with the SEC and mailed to its stockholders a proxy statement and other relevant materials. The proxy statement contains important information about the Company, the acquiror, the proposed acquisition and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND THE OTHER RELEVANT MATERIALS FILED BY THE COMPANY WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the proxy statement and other relevant materials filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or by directing a written request to the Company’s legal counsel at Morrison Cohen LLP, Attention: Matthew Manuelian, 909 Third Avenue, New York, New York 10022, or by telephone at (212) 735-8654. In addition, investors and security holders may obtain free copies of the documents filed with the SEC on the Company’s website at www.caduscorp.com.

Participants in the Solicitation

The Company and its directors, executive officers and other members of its management may be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders in connection with the Merger. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests, by security holdings or otherwise, in the Merger of persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s stockholders in connection with the Merger by reading the proxy statement and the other relevant materials filed with the SEC by the Company. Information about the Company’s directors and executive officers may also be found in the Company’s definitive proxy statement for its most recent annual meeting of stockholders, filed with the SEC on April 12, 2017. These documents are available free of charge at the SEC’s website at www.sec.gov or by directing a request to the Company’s legal counsel as provided above.